UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

January 27, 2016
Date of Report (Date of earliest event reported)

Canadian Pacific Railway Limited
(Exact name of registrant as specified in its charter)

Canada	001-01342	98-0355078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Ogden Dale Road S.E., Calgary, Alberta,
Canada, T2C 4X9
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (403) 319-7000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Director

On January 26, 2016, Paul Hilal notified the Board of Directors (the “Board”) of Canadian Pacific Railway Limited (the “Company”) that he was resigning as a director of the Company, effective immediately. Mr. Hilal has been a member of the Board since 2012 and was a member of the Management Resources and Compensation Committee and the Finance Committee of the Board. Mr. Hilal’s decision to resign was not as a result of any disagreement with the Company.

Appointment of New Director

On January 26, 2016, the Company’s Board appointed Matthew H. Paull as a director. Mr. Paull replaced Isabelle Courville as the Chair of the Audit Committee of the Board, effective January 26, 2016. Ms. Courville remains a member of the Audit Committee.

There is no arrangement or understanding with any person pursuant to which Mr. Paull was appointed as a member of the Board. There are no transactions or relationships between the Company and Mr.
Paull that are reportable under Item 404(a) of Regulation S-K. Mr. Paull will be compensated in accordance with the Company’s standard compensation policies and practices for non-executive directors, the components of which were disclosed in the Company’s Management Proxy Circular for its 2015 annual and special meeting of shareholders filed with the Securities and Exchange Commission on March 30, 2015 as Exhibit 99.2 to the Company’s report on Form 6-K, in the section titled “Directors’ Compensation”.

A copy of the press release announcing Mr. Hilal’s resignation and Mr. Paull’s appointment to the Board is attached as Exhibit 99.1 to this current report on Form 8- K.

ITEM 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
Exhibit 99.1	Press Release dated January 27, 2016, announcing resignation of Paul Hilal and appointment of Matthew H. Paull to the Board

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2016

CANADIAN PACIFIC RAILWAY LIMITED

	By:	/s/ Scott Cedergren
		Name:	Scott Cedergren
		Title:	Assistant Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description
Exhibit 99.1	Press Release dated January 27, 2016, announcing resignation of Paul Hilal and appointment of Matthew H. Paull to the Board

Release:    Immediate    January 27, 2016

CP appoints Matthew H. Paull to CP’s Board of Directors; announces resignation of Paul Hilal

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that Matthew H. Paull has been appointed to the CP Board of Directors effective immediately, replacing Paul Hilal, who has resigned from the board.

Mr. Hilal, who was Chair of the Management Resources and Compensation Committee and member of the Finance Committee, joined the board in 2012. Mr. Hilal’s departure from CP coincides with his resignation from Pershing Square Capital Management, L.P.

“I would like to thank Paul for his valuable contributions to the Board since joining in 2012. Not only was he a key catalyst for change at CP, but his relentless energy and thoughtful leadership has continued to help guide the positive transformation of the company,” said Andrew F. Reardon, Chairman of the Board. “We wish him well in his future endeavors.”

“Paul was the visionary who first recognized that CP was a good railroad that could become great with the right team and right plan in place,” said E. Hunter Harrison, CP Chief Executive Officer. “We thank him for his tireless service on behalf of CP’s shareholders and his dedication to the board.”

Mr. Paull joins the CP board after a career spent in senior financial roles. He was Senior Executive Vice President and Chief Financial Officer of McDonald’s Corp. from 2001 until he retired in 2008. Prior to joining McDonald's in 1993, Mr. Paull was a partner at Ernst & Young where he managed a variety of financial practices during his 18-year career.

He served as a director and a member of the Audit Committee of Best Buy Co. from 2003 through 2013, as its Lead Independent Director from 2010 through 2013, and also served as Chairman of its Finance and Investment Policy Committee. Mr. Paull has served as a director of Air Products & Chemicals Corp. since 2013, where he now chairs the Audit and Finance Committee, and as a director of KapStone Paper and Packaging Corp. since 2010. Mr. Paull also serves as an advisory director of Pershing Square Capital Management and The One Acre Fund.

“Matthew brings a valuable breadth of experience at the executive and board levels that will have an immediate positive impact on CP’s board,” Mr. Reardon said. “We welcome him to CP and look forward to working with him on behalf of all CP shareholders.”

Mr. Paull will chair the Board of Directors’ Audit Committee.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of Canadian Pacific.

Contacts:
Media

Martin Cej
403-319-7298
24/7 Media Pager 855-242-3674
martin_cej@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca